UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): June 16, 2015 (June 10, 2015)

Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

British Columbia	001-14956	98-0448205

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2150 St. Elzéar Blvd. West
Laval, Quebec
Canada H7L 4A8
(Address of principal executive offices)(Zip Code)

514-744-6792
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President, Chief Financial Officer

Valeant Pharmaceuticals International, Inc. (the “Company”) appointed Mr. Robert L. Rosiello as Executive Vice President effective as of June 11, 2015 and as Executive Vice President, Chief Financial Officer effective as of July 1, 2015 (the “Appointment Date”).  Mr. Rosiello will replace Mr. Howard Schiller, who will resign as Executive Vice President and Chief Financial Officer effective as of the Appointment Date.  Mr. Schiller will continue to serve on the Company’s Board of Directors following his resignation and is expected to serve as a consultant to the Company.

Mr. Rosiello, age 57, joins the Company following a thirty year career at McKinsey & Company, a global management consulting firm, helping healthcare, technology and consumer companies deliver growth through mergers and acquisitions (“M&A”) and business unit financial performance improvement.  As Senior Partner in charge of the global merger practice for the past ten years, Mr. Rosiello led M&A integrations for pharmaceutical, specialty pharmaceutical and medical device companies in the United States, Europe and Asia.

Rosiello Employment Letter

On June 10, 2015,  the Company entered into an employment letter with Mr. Rosiello.  The employment letter provides for Mr. Rosiello to commence employment as Executive Vice President on June 11, 2015 and as Executive Vice President, Chief Financial Officer on the Appointment Date.  Pursuant to the employment letter, Mr. Rosiello will receive a base salary of $1,000,000, a target annual bonus opportunity of 120% of base salary and a maximum annual bonus opportunity of 240% of base salary.  The employment letter also provides for a one-time sign-on bonus of $6,000,000 to be paid on or promptly following the Appointment Date, provided that if Mr. Rosiello’s employment is terminated by the Company for cause or by Mr. Rosiello without good reason (which includes a diminution in responsibility, a reduction in base salary or target bonus opportunity, or the Company’s material breach of a material provision of the letter agreement) within three years following the Appointment Date, Mr. Rosiello must repay a pro-rata portion of such amount based on the portion of such three-year period which has not elapsed as of his termination date.

The employment letter further provides for the following equity-based grants, effective as of the Appointment Date: (A) 68,000 performance-based restricted share units (“PSUs”) that vest between 0-300% based on meeting certain compound total shareholder return criteria measured approximately three years from the grant date and (B) a further 68,000 PSUs that vest between 0-300% based on meeting certain compound total shareholder return criteria measured approximately five years from the grant date.  Such grants will be governed by award agreements which contain terms consistent with the terms customarily provided to other similarly situated executives of the Company.

In addition, Mr. Rosiello is required to comply with any share ownership requirements adopted by the Company applicable to him.  In connection with such share ownership requirements, Mr. Rosiello will be eligible to receive one matching share unit under the Company’s matching share unit program for each share of Company common stock that he purchases, up to an aggregate purchase date share value of $5,000,000.  Any matching share units will be subject to a five-year vesting schedule and have terms consistent with the terms customarily provided to other similarly situated executives of the Company.

If Mr. Rosiello’s employment is terminated by the Company without cause or by Mr. Rosiello for good reason, Mr. Rosiello will be eligible to receive: (A) a cash severance payment equal to the sum of his base salary plus his target annual bonus opportunity (or, in the event of his termination without cause or for good reason either in contemplation of a change in control of the Company or within twelve months following a change in control of the Company, two times the sum of his base salary and target annual bonus opportunity), (B) a pro-rata annual bonus for the year of termination based on the lesser of actual performance of the Company and target level (or, in the event of a termination without cause or for good reason either in contemplation of a change in control of the Company or within twelve months following a change in control of the Company, a pro-rata annual bonus for the year of termination at target level), (C) continued coverage under the Company’s health and welfare benefit plans for twelve months, and (D)

outplacement services up to $20,000.  Mr. Rosiello is also subject to a covenant not to solicit employees during his employment and for a period of twelve months thereafter.

The foregoing description of the employment letter is qualified in its entirety by reference to the employment letter.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Valeant Pharmaceuticals International, Inc., dated June 11, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert R. Chai-Onn
Name:	Robert R. Chai-Onn
Title:	Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development

Date: June 16, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Valeant Pharmaceuticals International, Inc., dated June 11, 2015.